EXHIBIT 99.1

Galaxy Gaming Announces Withdrawal of Administrative Charges by Washington State Gambling Commission

LAS VEGAS, Sept. 10, 2013 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC:GLXZ) announced that the Washington State Gambling Commission has withdrawn administrative charges against the Company. The previous action was the result of a routine audit conducted in 2010 by Commission agents who alleged the Company did not timely report certain items to the Commission. The withdrawal of all charges signifies the Company is cleared of any and all alleged wrongdoing and has entered into a settlement agreement with the Commission.

"We are extremely pleased the Commission's staff took the time to thoroughly examine all of the issues regarding our timely reporting obligations to the Commission," said Robert Saucier, CEO of Galaxy Gaming, Inc. "They were both careful and fair throughout this process."

Mr. Saucier added that Director David Trujillo is a strong proponent of the Commission's Strategic Plan, which includes specified strategies to, "support goals on improving processes and conducting business as simply as possible," and to maintain, "strategies that support voluntary regulatory compliance, strengthening relationships."

"We support these objectives by the Commission. Working together, we established an enhanced methodology to ensure precise reporting and achieve efficient and effective regulation," added Mr. Saucier.

Washington is home to approximately 80 tribal and commercial casinos, and this jurisdiction contributes about 15 percent of Galaxy Gaming's recurring revenues. The withdrawal of the charges clears the way for the Company to expand in a strategically important territory and deliver its products to a thriving market at a critical time. "Washington is one of our larger revenue-producing territories, and this opens the door to an increased commitment to expand our market share there," said Gary A. Vecchiarelli, Galaxy Gaming's Chief Financial Officer.

Galaxy Gaming also provided specific details of the agreement with the Commission, which included the Company's reimbursement of all administrative costs and fees associated with the audit and investigation incurred by the state. Company officials and Commission staff have agreed to cooperate together to explore more efficient reporting methods.

"Our former Chief Operating Officer, Bill O'Hara, understood these regulatory reporting obligations and took them very seriously," continued Mr. Saucier. "With Bill's passing last week, the Company continues his great work and we are aggressively bolstering our regulatory compliance program. The steps we are taking in Washington and elsewhere, including our expanded commitment to work hand-in-hand with regulators to achieve strict regulatory compliance, demonstrate that commitment."

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.

CONTACT: Galaxy Gaming
         Jonathan Wilcox
         (702) 939-3254